Exhibit 10.1

Equity Acquisition Agreement

by and among

Jiang Zhentao

and

AGM Group Holdings Inc.

and

AGM Group Ltd.

This Equity Acquisition Agreement (this “Agreement”) is made on this day of September 5, 2018 by and among the Parties as follows:

(1)	Jiang Zhentao (the “Buyer”), a Chinese citizen, with his permanent address at Room 2112, Wang ZuoZhongXin, East Tower, 1 Jing Hua Nan Jie, Chaoyang District, Beijing, China;

(2)	AGM Group Holdings Inc. (the “Seller”), an entity established and existing under the laws of BVI, with its registered address at OMC Chambers, Wickhams Cay 1, Road Town, Tortola, British Virgin Islands; and

(3)	AGM Group Ltd. (the “Target Company”), an entity established and existing under the laws of Belize, with its registered address at No. 5 Cork Street, Belize City, Belize. The Target Company is a wholly-owned subsidiary of the Seller.

Whereas:

The Buyer desires to, in accordance with this Agreement, acquire 90% of equity of the Target Company’s registered capital (the “Target Equity”) from the Seller. The Seller agrees to, in accordance with this Agreement, the share purchase by the Buyer. Upon the completion of this transaction, the ownership structure of the Target Company is AGM Group Holdings Inc. accounts for 10%, Jiang Zhentao accounts for 90%.

Now, therefore, in consideration of the premises and of the covenants, representations, warranties and agreements herein contained, the Parties have reached the following agreement:

SECTION 1 EQUITY ACQUISITION

The Buyer agrees to acquire the Target Company’s Target Equity and the Seller agrees to sell the Target Equity to the Buyer (“the Deal”), and the Target Equity is without any rights burden. The Buyer shall be entitled to all rights and obligations under Shareholder Agreement and Article of Association of the Target Company (include any amendment made from time to time) upon the completion of acquisition of Target Equity in accordance with this Agreement.

SECTION 2 PRICE AND PAYMENT

2.1 In consideration of the estimated value of the Target Company isUS$500,000, the transfer price of the Target Equity shall be US$450,000(the “Transfer Price”).

2.2 The Buyer shall pay the Transfer Price in available cash to the Seller’s designated bank account. A 20% initial payment shall be paid by the Buyer within five working days upon the signing of this Agreement. 30% shall be paid by the Buyer after the completion of legal and financial due diligence, and the remaining 50% shall be paid after the approval by The International Business Company Registry of Belize (“Belize Registry”) and the relevant change information can be checked through the public channel.

2.3 In case it is failed to obtain the approval from Belize Registry with respect to the aforesaid Target Equity and the relevant change information due to any force majeure and any reason caused by non-Buyer’s nor Seller’s fault in spite of the maximum efforts made by the Buyer and the Seller, then the Seller agrees to refund the Buyer in full that the fund received by the Seller under Section 2.2. Any service fee and intermediary fee incurred in the process of applying for change shall be fully borne by the Buyer.

2.4 The credit and debt confirmed by both Parties after legal and financial due diligence shall be deemed as the Appendix to this Agreement.

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SECTION 3 PREREQUISITE

3.1 The deal close shall be dependent on each of the following prerequisite:

3.1.1 The modified approval certificate of the Target Company (the “modified approval certificate”) is issued and specifies that Belize Registry approves the deal (the “Approval”), and the Buyer owns 90% of the equity of the Target Company; and

3.1.2 The modified Article of Association (the “modified Article of Association”) has been registered with the competent company registry and specifies that the Buyer owns the corresponding rights that the Seller owns in the Target Company.

3.2 Each Party shall provide and sign any and all documents required by the Law of Belize and government agencies and shall take all necessary and proper action to ensure that the prerequisites specified by Section 3.1 are met as soon as practicable.

SECTION 4 DEAL CLOSE

4.1 The deal close shall take place at the place agreed upon by the Parties on the first business day after the prerequisites are satisfied.

4.2 Upon the deal close, the Buyer and the Seller shall deliver the following documents:

4.2.1 The copy of the approval of the acquisition of the Target Equity issued by Belize Registry, the copy of the modified approval certificate and the modified Article of Association, such copies and contents shall satisfy the Buyer.

4.2.2 Equity change registration form and director change registration form and their content provided by Belize Registry shall satisfy the Buyer.

4.2.3 Any other documents necessary for the deal close and the document form and content shall be reasonably accepted by the Buyer.

SECTION 5 APPROVAL

Both Parties agree that upon signing of this Agreement and the Seller received the remaining 50% of the Transfer Price paid by the Buyer after the due diligence, the deal shall be reported to Belize Registry for the examination and approval.

SECTION 6 WARRANTY

6.1 Each of the Target Company and the Seller warrants that:

(a)	The Target Company is a limited liability company established and existing under the laws of Belize;

(b)	Each of the Target Company and the Seller has full capacity for civil conduct, and be able to enjoy civil rights and assume civil obligations, and has the right, power and authorization to sign and deliver of this Agreement and each document signed on or prior to date of the deal close, and is able to exercise its rights and perform its obligation under this Agreement, and all necessary action has been taken by it for this purpose.

(c)	The obligation of the Target Company and the Seller under this Agreement shall be valid and binding and the Buyer is entitled to demand the Target Company and the Seller to perform this Agreement in accordance the provisions herein; and

(d)	The Seller is the legal and beneficial owner of the Target Equity, and no right burden is affixed to the Target Equity.

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6.2 Each of the Target Company and the Seller warrants to the Buyer that all warranties are true, accurate, complete and no misleading on the date of signing this Agreement and on the date of the deal close.

6.3 Each of the Target Company and the Seller warrants to the Buyer that after the completion of the Target Equity transfer, the existing directors will remain under the name of the Target Company.

6.4 Any claim, expense and responsibility directly or indirectly incurred due to the inconsistent with any such warranties or violation of such warranties, the Target Company and the Seller shall indemnify the Buyer from any loss.

6.5 The Buyer warrants to the Target Company and the Seller that the existing management structure and employee will remain unchanged and recruit relevant capable personnel engaged in relevant business.

6.6 The Buyer warrants to the Target Company and the Seller that any unfinished business prior to acquisition of the Target Equity shall continue to maintain independent operation and accounting after the deal close, and the Buyer shall not be entitled to any audited asset and cash in the Seller’s bank account, any fund products under the operation shall be retained and the returns of any fund shall be executed in accordance with the original Subscription Agreement.

6.7 Each of the Target Company and the Seller warrants to the Buyer that in case any fund products under operation involving any dispute with any prior investor, the Target Company and the Seller shall take full responsibility on it.

6.8 The Buyer warrants to the Target Company and the Seller that any income distribution relating to any new business initiated or introduced by the Target Company or the Seller shall be separately agreed upon by the parties of this Agreement.

SECTION 7 CORPORATE GOVERNANCE

7.1 Each Party agrees that the current corporate governance will remain unchanged.

SECTION 8 TRANSFER EXPENSE AND TAX

8.1 Unless otherwise provided in this Agreement, each party shall pay its respective expense and tax in relation to its negotiation, preparation, signing and performance of this Agreement and other relevant documents.

8.2 The Seller is responsible to pay any agent fee and any charges from regulator and registration authority.

SECTION 9 LITIGATION AND DISCIPLINE

9.1 Litigation

(a)	The Target Company has not involved in (whether as a plaintiff or defendant) any civil, criminal, arbitration, administrative or other process, nor any person may be act on its behalf to bear the responsibility involved in such process, and no lawsuit or such process is pending.

(b)	No facts or circumstances may cause the Target Company or cause any person might be act on its behalf involves any civil, criminal arbitration, administrative or other process.

(c)	No lawsuit, arbitration or other legal or governmental proceeding is pending pertaining to the Target Company or any person might be act on its behalf.

9.2 Abide by the law

The Target Company operates its business in all material aspects in accordance with all applicable law of Belize and its license (including its business license).

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9.3 Investation

No investigation, inquiry or disciplinary procedure carried out by government agency on the Target Company, and no such procedure is pending or may be filed.

SECTION 10 RESPONSIBILITY

10.1 Debt

Except disclosed in the accounts, the Target Company has no outstanding loan or debt as a third party of creditor, nor agree to any such loan or debt.

The Seller shall list out any debt from the relevant financial data after financial due diligence. Financial Due Diligence Firm may participate in issuance of the detail.

10.2 Guarantee

(a)	The Target Company never undertakes the obligation to guarantee others or other guarantee responsibility.

(b)	The Target Company's loan or any part of the debt never depends on others to provide warranty or guarantee.

(c)	Except the disclosed debt and guarantees, any other undisclosed guarantees or liabilities including but not limited to guarantee or debt shall be borne by the original shareholders unlimited liability.

10.3 Event of Default

No following event happened, and no one claimed the following event happened:

(a)	Any event of default under any agreement in relation to any loan or debt, or any other event may give rise to repayment obligations under the agreement (or with the notice sent or the passage of time (or a combination of both) results in the above event happed); or

(b)	Any event that will lead to the guarantee of the Target Company's load or debt to be enforced (or with the notice sent or the passage of time (or a combination of both) results in the above event happed).

SECTION 11 TRANSFER

Without prior written consent of any party, either party shall not transfer or grant or attempt to transfer or grant its any rights or obligations under this Agreement.

SECTION 12 CONFIDENTIALITY

12.1 confidentiality obligations

Prior to and after the deal close, each Party shall:

(a)	not use or disclose any confidential information to any person (except the information necessary in the Target Company’s normal business prior to the deal close);

(b)	make its best efforts to prevent the use or disclose any confidential information (except in the case of Section 12.1.1);

(c)	ensure any affiliates of both the Buyer and the Seller abide by the provisions 12.1.1 and 12.1.2.

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12.2 Exceptions

The provision of Section 12.1 above shall not apply to information that:

(a)	is or becomes public knowledge otherwise than through breach of Confidentiality;

(b)	is disclosed to any director and manager of the Buyer or the Seller (such person needs to know such confidential information to perform their responsibilities);

(c)	disclosed to any governmental authority in accordance with the applicable laws and regulatory rules of any kind, however, the premise that makes such disclosure, in practical situations, should be in consultation with the Buyer, and considering the Buyer’s reasonable request about the time of disclosure, disclosure content and form of making or sending the disclosure;

SECTION 13 GOVERNING LAW AND SETTLEMENT OF DISPUTES

13.1 This Agreement shall be governed by the laws of Belize.

13.2 In the event of any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or invalidity hereof, such dispute shall be submitted for arbitration before Belize International Commercial Arbitration Centre (“BICAC”) in accordance with BICAC Arbitration Rules then in force. The arbitration place and oral hearing place shall be Belize.

13.3 The arbitration tribunal shall consist of three arbitrators, one appointed by each Party, a third arbitrator, the presiding arbitrator, shall be appointed by agreement between the Parties. If the Parties fail to jointly appoint the presiding arbitrator within fifteen days, BICAC shall make such appointment.

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In witness whereof, each of the Parties hereto has caused this Agreement to be executed by its duly authorized representative on the date first set forth above.

The Buyer:

Jiang Zhentao

/s/ Jiang Zhentao
Jiang Zhentao

The Seller:

AGM Group Holdings Inc.

/s/ Tang Wenjie
Authorized Representative: Tang Wenjie
Title: Chief Executive Officer

The Target Company:

AGM Group Ltd.

/s/ Tang Wenjie
Authorized Representative: Tang Wenjie
Title: Chief Executive Officer

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